Exhibit 10.1

CREDIT AGREEMENT

dated as of March 31, 2006

among

HAWAIIAN ELECTRIC INDUSTRIES, INC.,

as Borrower

The Lenders Party Hereto

and

BANK OF HAWAII,

as Co-Syndication Agent

and

FIRST HAWAIIAN BANK,

as Co-Syndication Agent

and

WELLS FARGO BANK, N.A.,

as Co-Documentation Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agent

and

UNION BANK OF CALIFORNIA, N.A.,

as Co-Documentation Agent

and

THE BANK OF NEW YORK,

as Administrative Agent and Issuing Bank

BNY CAPITAL MARKETS, INC.,

as Sole Lead Arranger and Book Runner

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SCHEDULES:

Schedule 1.01	Capitalization
Schedule 1.01	Consolidated Funded Debt
Schedule 1.01	Funded Debt
Schedule 2.01	Commitments
Schedule 4.12	Subsidiaries
Schedule 7.01	Existing Liens
Schedule 7.03	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Opinion of Borrower’s Counsel
Exhibit C	Form of Note
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Letter of Credit Request
Exhibit F	Form of Increase Request
Exhibit G	Form of Interest Election Request

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CREDIT AGREEMENT, dated as of March 31, 2006 (this “Agreement”), among HAWAIIAN ELECTRIC INDUSTRIES, INC., as Borrower, the LENDERS party hereto and THE BANK OF NEW YORK, as Administrative Agent and Issuing Bank.

The parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.01 Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means BNY, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, at any time, the sum at such time of (a) the outstanding principal balance of the Loans of all Lenders and (b) the Aggregate Letter of Credit Exposure.

“Aggregate Letter of Credit Commitments” means, at any time, the sum at such time of the Letter of Credit Commitments of all Lenders.

“Aggregate Letter of Credit Exposure” means, at any time, the sum at such time of the Letter of Credit Exposure of all of the Lenders.

“Aggregate Revolving Commitments” means, at any time, the sum at such time of the Revolving Commitments of all Lenders. The initial amount of the Aggregate Revolving Commitments is $100,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the sum of Federal Funds Rate in effect on such day plus 1/2 of 1% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Applicable Margin” means with respect to: (a) any Eurodollar Borrowings and any Letters of Credit, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “Eurodollar Margin” and adjacent to such Pricing Level, and (b) with respect to the commitment fee payable under Section 3.03(a), at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “Commitment Fee Rate” and adjacent to such Pricing Level, in each case, subject to the provisos set forth below:

Pricing Levels		Commitment Fee Rate	Eurodollar Margin
I	(A-/A3)	0.070%	0.300%
II	(BBB+/Baa1)	0.080%	0.400%
III	(BBB/Baa2)	0.100%	0.500%
IV	(BBB-/Baa3)	0.125%	0.600%
V	(<BB+/Ba1)	0.200%	0.875%

provided that if the ratings established or deemed to have been established by S&P and Moody’s for the Borrower’s commercial paper shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency. If the applicable Senior Debt Ratings by S&P and Moody’s are split-rated (i) by one rating category, the Pricing Level shall be determined by the higher of the two (e.g., a Senior Debt Rating of BBB-/Baa2 results in Pricing Level III) and (ii) by more than one rating category, the Pricing Level shall be determined by the level one below the higher rating by either S&P or Moody’s (e.g., a Senior Debt Rating of BBB-/Baa1 results in Pricing Level III and a Senior Debt Rating of BBB+/Baa3 results in Pricing Level III). Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Signatory” as to (a) any Person which is a corporation, the chairman of the board, the president, any vice president, the principal financial officer or any other officer (reasonably acceptable to the Administrative Agent) thereof and (b) any Person which is not a corporation, a general partner, Managing Person or other appropriate appointed officer (reasonably acceptable to the Administrative Agent) thereof.

“Availability Period” means the period from and including the Effective Date to (but excluding) the Commitment Termination Date.

“BNY” means The Bank of New York.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hawaiian Electric Industries, Inc., a Hawaii corporation.

“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in substantially the form annexed hereto as Exhibit D.

“Business Day” shall mean any day other than a Saturday, Sunday or a day when banks are authorized by law to close in New York, New York, or, when used with reference to a Eurodollar Loan, in London, England.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided however, no power purchase agreement with an independent power producer shall constitute a Capital Lease Obligation.

“Capitalization” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) Funded Debt, (b) preferred stock and (c) Common Stock Equity. The Company’s Capitalization as of December 31, 2005 is annexed hereto as

Schedule 1.01 (Capitalization); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Capitalization on or for any subsequent date of determination.

“Capitalization Ratio” means, at any date of determination, the ratio of (a) Funded Debt to (b) Capitalization.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; and (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower, nor (ii) appointed by directors so nominated.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority, or (c) the making of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority requiring compliance by any Credit Party (or, for purposes of Section 3.05(b), by any lending office of such Credit Party or by such Credit Party’s holding company, if any).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitments” means the Revolving Commitments and the Letter of Credit Commitments.

“Commitment Percentage” means, as to any Lender in respect of such Lender’s Commitment and its obligations with respect to Revolving Loans and Letters of Credit, the percentage equal to such Lender’s Revolving Commitment and Letter of Credit Commitment divided by the total of all Lenders’ Revolving Commitments and Letter of Credit Commitments (or, if no Commitments then exist, the percentage equal to such Lender’s Revolving Commitment and Letter of Credit Commitment on the last day upon which Commitments did exist divided by the total of all Lenders’ Revolving Commitments and Letter of Credit Commitment, on such day).

“Commitment Termination Date” shall mean the earliest of (a) March 31, 2011, (b) the date on which the Commitments are terminated in whole pursuant to Section 2.05 or (c) the date the Commitments are terminated in whole pursuant to Article 8.

“Common Stock Equity” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) common stock, (b) premium and additional paid-in capital on common stock and (c) retained earnings excluding Accumulated Other Comprehensive Income or Loss (AOCI) as defined in Statement of Financial Accounting

Standards Nos. 87, 115, 130, 133 and 149, as such standards now exist and as they may hereafter be amended but subject to Section 1.03 except with respect to matters affecting AOCI.

“Consolidated Capitalization” means, at any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Funded Debt, (b) preferred stock and (c) Consolidated Common Equity.

“Consolidated Common Stock Equity” means, at any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) common stock, (b) premium and additional paid-in capital on common stock and (c) retained earnings excluding Accumulated Other Comprehensive Income or Loss (AOCI) as defined in Statement of Financial Accounting Standards Nos. 87, 115, 130, 133 and 149, as such standards now exist and as they may hereafter be amended but subject to Section 1.03 except with respect to matters affecting AOCI.

“Consolidated Funded Debt” means, at any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) net long-term debt, defined as the portion of outstanding bonds, debentures and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and indebtedness under this Agreement), net of funds on deposit with trustees and unamortized discounts in respect of such bonds, debentures and obligations, that is due one year or more from the date of the relevant balance sheet on which such debt is included, (b) long-term debt due within one year, defined as the portion of outstanding bonds and debentures and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and indebtedness under this Agreement) that is due within one year from the date of the relevant balance sheet on which such long-term debt is included and (c) short-term borrowings, including Purchase Money Indebtedness, as included on and defined in the relevant balance sheet; provided, however, no debt of independent power producers included on a balance sheet of the Borrower by reason of the application of Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) shall constitute Funded Debt. A schedule of Consolidated Funded Debt as of December 31, 2005 is annexed hereto as Schedule 1.01 (Consolidated Funded Debt); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Consolidated Funded Debt on or for any subsequent date of determination.

“Consolidated Net Worth” means, as of the date of any determination thereof, the sum of the consolidated common stock, premium on common stock, additional paid in capital, preferred stock and retained earnings accounts of the Borrower and its Subsidiaries determined in accordance with GAAP excluding Accumulated Other Comprehensive Income or Loss (AOCI) as defined in Statements of Financial Accounting Standards No. 87, 115, 130, 133 and 149, as such standards now exist and as they may hereafter be amended but subject to Section 1.03 except with respect to matters affecting AOCI.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender as of any date, the sum as of such date of (a) the outstanding principal balance of such Lender’s Loans, plus (b) such Lender’s Letter of Credit Exposure.

“Credit Parties” means the Administrative Agent, the Issuing Bank and the Lenders.

“Current SEC Reports” means (a) the Annual Report of the Borrower to the SEC on Form 10K for the fiscal year ended December 31, 2005 and (b) any current reports of the Borrower on Form 8K filed prior to the Effective Date.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the matters (a) disclosed in the current and periodic reports filed by the Borrower from time to time with the SEC pursuant to the requirements of the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, or (b) disclosed by the Borrower to the Lenders, through the Administrative Agent, in writing.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Assignee” means (a) a Credit Party; (b) an Affiliate of a Credit Party; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (i) the Administrative Agent, (ii) the Issuing Bank and (iii) unless a Default has occurred under Article 8(a), Article 8(i) or Article 8(j), and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release into the environment of any Hazardous Material or to health and safety matters concerning Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” shall mean (a) shares of capital stock and any other equity security that confers on a person or entity the right to receive a share of the profits and losses of, or distribution of assets of, the issuing company and (b) all warrants, options or other rights to acquire any Equity Interest described in clause (a) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated with the Borrower as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated with the Borrower as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article 8.

“Excluded Taxes” means, with respect to any Credit Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Credit Party, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.08(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 3.07(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.07(a).

“Federal Funds Rate” means, for any day, the rate per annum (rounded, if necessary, to the next greater 1/100 of 1%) equal to the rate per annum published by the Federal Reserve Bank of New York on such day, provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate published by the Federal Reserve Bank on the next preceding Business Day.

“Financial Officer” means the principal financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funded Debt” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) net long-term debt, defined as the portion of outstanding bonds, debentures and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and indebtedness under this Agreement), net of funds on deposit with trustees and unamortized discounts in respect of such bonds, debentures and obligations, that is due one year or more from the date of the relevant balance sheet on which such debt is included, (b) long-term debt due within one year, defined as the portion of outstanding bonds and debentures and similar debt obligations (including Capital Lease Obligations, Purchase Money Indebtedness and indebtedness under this Agreement) that is due within one year from the date of the relevant balance sheet on which such long-term debt is included and (c) short-term borrowings, including Purchase Money Indebtedness, as included on and defined in the relevant balance sheet; provided, however, no debt of independent power producers included on a balance sheet of the Borrower by reason of the application of Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) shall constitute Funded Debt. A schedule of Funded Debt as of December 31, 2005 is annexed hereto as Schedule 1.01 (Funded Debt); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Funded Debt on or for any subsequent date of determination.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Hawaii Public Utilities Commission, the SEC and the Federal Energy Regulatory Commission.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof,

(b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof,

(c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or

(d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

The term “Guaranteed” has a meaning correlative thereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HECO Credit Agreement” means the Credit Agreement, dated the date hereof, among Hawaiian Electric Company, Inc., the lenders party thereto, and The Bank of New York, as Administrative Agent, as amended, modified, supplemented, replaced or refinanced from time to time.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Increase Request” means a request by the Borrower for an increase of the total Commitments in accordance with Section 2.05(d).

“Indebtedness” of any Person means, without duplication,

(a) all obligations of such Person for borrowed money,

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of such Person upon which interest charges are customarily paid,

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(g) all Guarantees by such Person of Indebtedness of others,

(h) all Capital Lease Obligations of such Person,

(i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and

(j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of the Borrower or any Significant Subsidiary shall not include deposit liabilities, securities sold pursuant to agreements to repurchase or advances from the Federal Home Loan Bank.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Insolvent” means, with reference to any Person, (a) such Person’s debts are greater than all of such Person’s property, at a fair valuation (as determined in the good faith judgment of such Person), exclusive of (i) property transferred, concealed, or removed with intent to hinder, delay, or defraud such Person’s creditors, and (ii) property that may be exempted from property of the estate under Section 522 of the Bankruptcy Code, or (b) such Person is generally not paying its debts as they become due or is unable to pay its debts as they become due.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.02 and substantially in the form annexed hereto as Exhibit G.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each April, July, October and January, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Revolving Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending two weeks thereafter or on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means BNY.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.05(d) or pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” has the meaning assigned to such term in Section 2.09.

“Letter of Credit Commitment” means the commitment of the Issuing Bank to issue Letters of Credit having an aggregate outstanding face amount up to $50,000,000 and the commitment of each Lender to participate in the Letter of Credit Exposure as set forth in Section 2.10 in the maximum amount set forth in Schedule 2.01 under the heading “Letter of Credit Commitment” or in an Assignment and Acceptance Agreement or other documents pursuant to which it became a Lender, as such amount may be reduced from time to time in accordance herewith.

“Letter of Credit Exposure” means, at any time, (a) in respect of all the Lenders, the sum at such time, without duplication, of (i) the aggregate undrawn face amount of the outstanding

Letters of Credit, (ii) the aggregate amount of unpaid drafts drawn on all Letters of Credit, and (iii) the aggregate unpaid Reimbursement Obligations (after giving effect to any Revolving Loans made on such date to pay any such Reimbursement Obligations), and (b) in respect of any Lender, an amount equal to such Lender’s Commitment Percentage multiplied by the amount determined under clause (i) of this definition.

“Letter of Credit Fee” has the meaning assigned to such term in Section 3.03(c).

“Letter of Credit Request” means, a request by the Borrower for the issuance of a Letter of Credit in the form of Exhibit E.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service), as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate offered to leading banks for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Telerate screen (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m. New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Borrowing.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, the Reimbursement Agreements and, if applicable, any Hedging Agreement between the Borrower and any Lender.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition, (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means all Indebtedness of the Borrower (other than Indebtedness under the Loan Documents) or obligations in respect of one or more Hedging Agreements in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary Indebtedness” means all Indebtedness of any Significant Subsidiaries or obligations of any Significant Subsidiary in respect of one or more Hedging Agreements in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Subsidiary Indebtedness, the “principal amount” of the obligations of any Significant Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Significant Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary Indebtedness Event” means;

(a) any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Subsidiary Indebtedness, when and as the same shall become due and payable and after the expiration of any applicable grace period; or

(b) any event or condition occurs that results in any Material Subsidiary Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Subsidiary Indebtedness or any trustee or agent on its or their behalf to cause any Material Subsidiary Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided, that no Material Subsidiary Indebtedness Event shall be deemed to have occurred under this definition as a result of (i) any notice of voluntary prepayment delivered by any Significant Subsidiary with respect to any Indebtedness, (ii) any voluntary sale of assets by any Significant Subsidiary as a result of which any Indebtedness secured by such assets is required to be prepaid or (iii) the exercise of any contractual right to cause the prepayment of such Material Subsidiary Indebtedness (other than the exercise of a remedy for an event of default under the applicable contract or agreement).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notes” means, with respect to each Lender, a promissory note evidencing such Lender’s Revolving Loans payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit C.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Participant” has the meaning assigned to such term in Section 10.04(g).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Level I” means at any time the Borrower’s Senior Debt Rating is (a) A- or higher by S&P or (b) A3 or higher by Moody’s.

“Pricing Level II” means at any time the Borrower’s Senior Debt Rating is (a) BBB+ or higher by S&P or (b) Baa1 or higher by Moody’s, and Pricing Level I is not applicable.

“Pricing Level III” means at any time the Borrower’s Senior Debt Rating is (a) BBB or higher by S&P or (b) Baa2 or higher by Moody’s, and Pricing Levels I and II are not applicable.

“Pricing Level IV” means at any time the Borrower’s Senior Debt Rating is (a) BBB- or higher by S&P or (b) Baa3 or higher by Moody’s, and Pricing Levels I, II and III are not applicable.

“Pricing Level V” means at any time the Borrower’s Senior Debt Rating is (a) less than or equal to BB+ by S&P or (b) less than or equal to Ba1 by Moody’s.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BNY as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be lowest rate of interest charged by BNY in connection with extensions of credit to borrowers.

“Purchase Money Indebtedness” means Indebtedness of the Borrower that is incurred to finance part or all of (but not more than) the purchase price of a tangible asset; provided that (a) the Borrower did not at any time prior to such purchase have any interest in such asset other than a security interest or an interest as lessee under an operating lease and (b) such Indebtedness is incurred within 90 days after such purchase.

“Register” has the meaning assigned to such term in Section 10.04(e).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Agreement” has the meaning assigned to such term in Section 2.09(b).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank for amounts drawn under a Letter of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, and employees of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time (a) prior to the Commitment Termination Date, Lenders having Commitments greater than 50% of the total Commitments and (b) on or after the Commitment Termination Date, Lenders having Revolving Exposure greater than or equal to 50% of the Aggregate Credit Exposure (or, if there are no Revolving Loans then outstanding and no Letter of Credit Exposure, Lenders having Commitments greater than or equal to 50% of the total of all Commitments immediately prior to the termination of the Commitments).

“Restricted Payment” means, with respect to any Person, (a) any dividend or other distribution (whether in cash, securities or other property) by such entity with respect to any Equity Interests of such entity, (b) any payment (whether cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, and (c) any payment of principal, interest or premium or any purchase, redemption, retirement, acquisition or defeasance with respect to any subordinated debt.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender during the Availability Period to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.05 or pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Loans” means the revolving loans referred to in Section 2.01 and made pursuant to Section 2.03.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the reports filed by the Borrower with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

“Senior Debt Ratings” means the Borrower’s senior unsecured debt ratings from either S&P and Moody’s.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Significant Subsidiary” shall mean each of Hawaiian Electric Company, Inc., American Savings Bank, F.S.B., HEI Diversified, Inc. and any other Subsidiary having 15% or more of the total assets or 15% or more of the total operating income of the Borrower on a consolidated basis.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower and any subsidiary of a Subsidiary of the Borrower.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means (a) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) the borrowing of the Revolving Loans, and (c) the use of the proceeds of the Revolving Loans.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Utilization Fee” has the meaning assigned to such term in Section 3.03(b).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any reference herein to any law, rule, regulation or treaty shall, unless otherwise specified, refer to such law, rule, regulation, or treaty as amended, restated, supplemented or otherwise modified from time to time.

Section 1.03 Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower.

ARTICLE 2. THE CREDITS

Section 2.01 Commitments

Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Revolving Loans and Borrowings

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b) Subject to Section 3.04, each Borrowing shall be comprised entirely of Revolving Loans which are ABR Loans or Eurodollar Loans, as the Borrower may request in accordance herewith (including Section 3.02). Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of fifteen Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Commitment Termination Date.

Section 2.03 Requests for Borrowings

To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the President or a Financial Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

Section 2.04 Funding of Borrowings

(a) Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Subject to Section 5.02, the Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent by 3:00 p.m. New York City time for a Eurodollar Borrowing or by 6:00 p.m. New York time for an ABR Borrowing on the applicable day, then the Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate that would be otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing.

Section 2.05 Termination, Reduction and Increase of Commitments

(a) Unless previously terminated, the Revolving Commitments and the Letter of Credit Commitments shall terminate on the Commitment Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that (i) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.07, the Aggregate Credit Exposure would exceed the Aggregate Revolving Commitments, and (ii) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments hereunder shall be permanent. Each reduction of the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) Provided that immediately before and after giving effect thereto, no Default shall or would exist, the Borrower may at any time and from time to time, on or before the forty eighth (48th) month anniversary of the Effective Date, at its sole cost and expense, request any one or more of the Lenders to increase (such decision to be within the sole and absolute discretion of such Lender) its Revolving Commitment, or any other Eligible Assignee reasonably satisfactory to the Administrative Agent and the Borrower to provide a new Revolving Commitment, by submitting an Increase Request in the form of Exhibit F (an “Increase Request”), duly executed by the Borrower and each such Lender or Eligible Assignee, as the case may be. If such Increase Request is in all respects reasonably satisfactory to the Administrative Agent, the Administrative Agent shall execute such Increase Request and deliver a copy thereof to the Borrower and each such Lender or Eligible Assignee, as the case may be.

Upon execution and delivery of such Increase Request, (i) in the case of each such Lender, such Lender’s Revolving Commitment shall be increased to the amount set forth in such Increase Request, (ii) in the case of each such Eligible Assignee, such Eligible Assignee shall become a party hereto and shall for all purposes of the Loan Documents be deemed a “Lender” with a Revolving Commitment in the amount set forth in such Increase Request, and (iii) the Borrower shall contemporaneously therewith execute and deliver to the Administrative Agent a Note or Notes for each such Eligible Assignee providing a new Revolving Commitment and for such existing Lender increasing its Revolving Commitment provided, however, that:

(i) immediately after giving effect thereto, the Aggregate Revolving Commitments shall not have been increased pursuant to this subsection (d) to an amount greater than $150,000,000;

(ii) each such increase shall be in an amount not less than $5,000,000 or such amount plus an integral multiple of $1,000,000;

(iii) the Revolving Commitments shall not be increased on more than two occasions;

(iv) if Loans shall be outstanding immediately after giving effect to such increase, the Lenders shall, upon the acceptance of the Increase Request by, and at the direction of, the Administrative Agent, make appropriate adjustments among themselves so that the amount of the Loans outstanding to the Borrower from any of the Lenders under this Agreement are allocated among the Lenders according to their Commitment Percentages after giving effect to the increase in the Aggregate Revolving Commitments; and

(v) each such Eligible Assignee shall have delivered to the Administrative Agent and the Borrower an Administrative Questionnaire and all forms, if any, that are required to be delivered by such Eligible Assignee pursuant to Section 3.07(e).

Section 2.06 Repayment of Loans; Evidence of Debt

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Commitment Termination Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, to the extent not inconsistent with any entries made in any Note, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement.

(e) The Revolving Loans of each Lender and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be evidenced by one or more Notes payable to the order of such Lender (or, if such Note is a registered note, to such Lender and its registered assigns).

Section 2.07 Prepayment of Revolving Loans

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event of any partial reduction or termination of the Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower and the Lenders of the sum of the Revolving Credit Exposures after giving effect thereto, and (ii) if such sum would exceed the total Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Revolving Borrowings in an amount sufficient to eliminate such excess.

(c) Mandatory Prepayments.

(i) Simultaneously with each reduction or termination of the Aggregate Revolving Commitment, the Borrower shall prepay the Revolving Loans, by an amount equal to the excess, if any, of the Aggregate Credit Exposure minus the Aggregate Revolving Commitments after giving effect to such reduction or termination.

(ii) Simultaneously with each reduction or termination of the Revolving Commitments, (1) in the event that the Aggregate Letter of Credit Commitments shall exceed the Aggregate Revolving Commitments as so reduced or terminated, the Aggregate Letter of Credit Commitments shall be automatically reduced by an amount equal to such excess, and (2) the Borrower shall prepay the Revolving Loans by an amount equal to the lesser of (A) the aggregate outstanding principal balance of the Revolving Loans, or (B) the excess of the aggregate outstanding principal balance of the Revolving Loans over the Aggregate Revolving Commitments as so reduced or terminated.

(d) Simultaneously with each prepayment of a Revolving Loan, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment.

(e) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the Business Day of the prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a prepayment of a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under Sections 2.05(b) and 2.07(a) shall, when added to the amount of each concurrent reduction of the Commitments and prepayment of Borrowings under such Sections, be in an integral multiple of $1,000,000 and not less than $1,000,000. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.01.

Section 2.08 Payments Generally; Pro Rata Treatment; Sharing of Setoffs

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 3.05, 3.06, 3.07 or 10.03, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at One Wall Street, New York, New York, or such other office as to which the Administrative Agent may notify the other parties hereto, except that payments pursuant to Sections 3.05, 3.06, 3.07 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. In the event the Administrative Agent has not in fact made available to each Lender its share of the applicable payment within one Business Day of the receipt thereof, then the Administrative Agent agrees to pay to the applicable Lender forthwith on demand its share of such payment with interest thereon for each day, from and including the second Business Day after such payment was received by the Administrative Agent but excluding the date of payment by the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Revolving Loans, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (ii) second, towards payment of principal of Revolving Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Revolving Loans then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Revolving Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Credit Parties hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due. In such event, if the Borrower has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.04(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party’s obligations under such Section until all such unsatisfied obligations are fully paid.

Section 2.09 Letter of Credit Sub-Facility

(a) Subject to the terms and conditions of this Agreement, the Issuing Bank agrees, in reliance on the agreement of the other Lenders set forth in Section 2.10, to issue standby letters of credit (the “Letters of Credit”; each, individually, a “Letter of Credit”) during the Availability Period for the account of the Borrower, provided that immediately after the issuance of each Letter of Credit (i) the Letter of Credit Exposure of each Lender (whether or not the conditions for drawing under any Letter of Credit have or may be satisfied) would not exceed its Letter of Credit Commitment and (ii) the Aggregate Credit Exposure would not exceed the Aggregate Revolving Commitment. Each Letter of Credit issued pursuant to this Section shall have an expiration date which shall be not later than the earlier of (i) twelve months after the date of issuance thereof or (ii) ten Business Days before the Commitment Termination Date. No Letter of Credit shall be issued if the Administrative Agent, or any Lender by notice to the Administrative Agent no later than 1:00 p.m. New York City time one Business Day prior to the requested date of issuance of such Letter of Credit, shall have determined that any condition set forth in Section 5.01 or 5.02 has not been satisfied.

(b) Each Letter of Credit shall be issued for the account of the Borrower in support of an obligation of the Borrower in favor of a beneficiary who has requested the issuance of such Letter of Credit as a condition to a transaction entered into in connection with the Borrower’s ordinary course of business. The Borrower shall give the Administrative Agent a Letter of Credit Request for the issuance of each Letter of Credit by 2:00 p.m. New York City time, three Business Days prior to the requested date of issuance. If requested by the Issuing Bank, each Letter of Credit Request shall be accompanied by the Issuing Bank’s standard Application and Agreement for Standby Letter of Credit (each, a “Reimbursement Agreement”) executed by an authorized signatory of the Borrower, and shall specify (i) the beneficiary of such Letter of Credit and the obligations of the Borrower in respect of which such Letter of Credit is to be issued, (ii) the Borrower’s proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation to be required in respect thereof, (iii) the maximum amount to be available under such Letter of Credit, and (iv) the requested dates of issuance and expiration. Upon receipt of such Letter of Credit Request from the Borrower, the Administrative Agent shall promptly notify each other Lender thereof. Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Bank, with such provisions with respect to the conditions under which a drawing may be made thereunder and the documentation required in respect of such drawing as the Issuing Bank shall reasonably require. Each Letter of Credit shall be used solely for the purposes described therein. The Issuing Bank shall, on the proposed date of issuance and subject to the terms and conditions of the Reimbursement Agreement, if any, and to the other terms and conditions of this Agreement, issue the requested Letter of Credit.

(c) Each payment by the Issuing Bank of a draft drawn under a Letter of Credit shall give rise to an obligation on the part of the Borrower to reimburse the Issuing Bank by 3:00 P.M. New York City time on the next Business Day after the date of such payment together with interest on the amount of such payment from the date such payment was made by the Issuing Bank.

Section 2.10 Letter of Credit Participation and Funding Commitments

(a) Each Lender hereby unconditionally, irrevocably and severally (and not jointly) for itself only and without any notice to or the taking of any action by such Lender, takes an undivided participating interest in the obligations of the Issuing Bank under and in connection with each Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the amount of such Letter of Credit. Each Lender shall be liable to the Issuing Bank for its

Commitment Percentage of the unreimbursed amount of any draft drawn and honored under each Letter of Credit. Each Lender shall also be liable for an amount equal to the product of its Commitment Percentage and any amounts paid by the Borrower that are subsequently rescinded or avoided, or must otherwise be restored or returned. Such liabilities shall be unconditional and without regard to the occurrence of any Default or Event of Default or the compliance by the Borrower with any of its obligations under the Loan Documents.

(b) The Issuing Bank will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each Lender (which notice shall be promptly confirmed in writing) of the date and the amount of any draft presented under any Letter of Credit with respect to which full reimbursement of payment is not made by the Borrower as provided in Section 2.09(c), and forthwith upon receipt of such notice, such Lender (other than the Issuing Bank in its capacity as a Lender) shall make available to the Administrative Agent for the account of the Issuing Bank its Commitment Percentage of the amount of such unreimbursed draft at the office of the Administrative Agent specified in Section 10.01, in lawful money of the United States and in immediately available funds, before 4:00 p.m. New York City time, on the day such notice was given by the Administrative Agent, if the relevant notice was given by the Administrative Agent at or prior to 1:00 p.m. New York City time, on such day, and before 12:00 noon, on the next Business Day, if the relevant notice was given by the Administrative Agent after 1:00 p.m. New York City time, on such day. The Administrative Agent shall distribute the payments made by each Lender (other than the Issuing Bank in its capacity as a Lender) pursuant to the immediately preceding sentence to the Issuing Bank promptly upon receipt thereof in like funds as received. In the event the Administrative Agent has not in fact made available to each Lender its share of the applicable payment within one Business Day of the receipt thereof, then the Administrative Agent agrees to pay to the applicable Lender forthwith on demand its share of such payment with interest thereon for each day, from and including the second Business Day after such payment was received by the Administrative Agent but excluding the date of payment by the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender shall indemnify and hold harmless the Administrative Agent and the Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses of counsel to the Issuing Bank as the issuer of the relevant Letter of Credit) resulting from any failure on the part of such Lender to provide, or from any delay in providing, the Administrative Agent with such Lender’s Commitment Percentage of the amount of any payment made by the Issuing Bank under a Letter of Credit in accordance with this subsection (b) (except in respect of losses, liabilities or other obligations suffered by the Issuing Bank resulting from the gross negligence or willful misconduct of the Issuing Bank). If a Lender does not make available to the Administrative Agent when due such Lender’s Commitment Percentage of any unreimbursed payment made by the Issuing Bank under a Letter of Credit (other than payments made by the Issuing Bank by reason of its gross negligence or willful misconduct), such Lender shall be required to pay interest to the Administrative Agent for the account of the Issuing Bank on such Lender’s Commitment Percentage of such payment at a rate of interest per annum equal to the Federal Funds Rate for the first three days after the due date of such payment until the date such payment is received by the Administrative Agent and the Federal Funds Rate plus 2%

thereafter. The Administrative Agent shall distribute such interest payments to the Issuing Bank upon receipt thereof in like funds as received. In the event the Administrative Agent has not in fact made available to each Lender its share of the applicable payment within one Business Day of the receipt thereof, then the Administrative Agent agrees to pay to the applicable Lender forthwith on demand its share of such payment with interest thereon for each day, from and including the second Business Day after such payment was received by the Administrative Agent but excluding the date of payment by the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Whenever the Administrative Agent is reimbursed by the Borrower, for the account of the Issuing Bank, for any payment under a Letter of Credit and such payment relates to an amount previously paid by a Lender in respect of its Commitment Percentage of the amount of such payment under such Letter of Credit, the Administrative Agent (or the Issuing Bank, to the extent that the Administrative Agent has paid the same to the Issuing Bank) will pay over such payment to such Lender before 4:00 p.m. New York City time on the day such payment from the Borrower is received, if such payment is received at or prior to 2:00 p.m. New York City time on such day, or before 12:00 noon New York City time on the next succeeding Business Day, if such payment from the Borrower is received after 2:00 p.m. New York City time on such day.

Section 2.11 Absolute Obligation With Respect to Letter of Credit Payments; Cash Collateral

(a) The Borrower’s obligation to reimburse the Administrative Agent for the account of the Issuing Bank in respect of a Letter of Credit for each payment under or in respect of such Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the beneficiary of such Letter of Credit, the Administrative Agent, the Issuing Bank, as issuer of such Letter of Credit, any Lender or any other Person, including, without limitation, (i) any defense based on the failure of any drawing to conform to the terms of such Letter of Credit, (ii) any drawing document proving to be forged, fraudulent or invalid in any respect, (iii) the legality, validity, regularity or enforceability of such Letter of Credit or this Agreement, (iv) any payment by the Issuing Bank under a Letter of Credit against presentment of a draft or other document that does not comply with the terms of such Letter of Credit or (v) any other event or circumstance that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided, that, with respect to any Letter of Credit, the foregoing shall not relieve the Issuing Bank of any liability it may have to the Borrower for any actual damages sustained by the Borrower arising from a wrongful payment under such Letter of Credit made as a result of the Issuing Bank’s gross negligence or willful misconduct.

(b) If any Event of Default shall occur and be continuing, the Borrower shall on the Business Day it receives notice from the Administrative Agent, deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to one hundred percent (100%) of the Aggregate Letter of Credit Exposure as of such date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Reimbursement Obligations, the Letter of Credit Fee and fees and expenses of the Issuing Bank otherwise provided for herein. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Administrative Agent shall invest such deposits in Permitted Investments and interest or profits on such investments shall accumulate in such account. The moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for Reimbursement Obligations, (ii) be held for the satisfaction of the Reimbursement Obligations of the Borrower, the Letter of Credit Fee and fees and expenses of the Issuing Bank otherwise provided for herein, and (iii) if the maturity of the Revolving Loans has been accelerated, be applied to satisfy the Reimbursement Obligations and the Letter of Credit Fee and the fees and expenses of the Issuing Bank otherwise provided for herein.

ARTICLE 3. INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.01 Interest

(a) ABR Loans and unpaid Reimbursement Obligations shall bear interest at the Alternate Base Rate.

(b) Eurodollar Borrowings shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of and interest on any Revolving Loan or Reimbursement Obligation or any fee or other amount payable by the Borrower hereunder is not paid when due and after the expiration of any applicable grace period, then all such amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Revolving Loan or Reimbursement Obligation, 2% plus the rate otherwise applicable to such Revolving Loan as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 2% plus the Alternate Base Rate.

(d) Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment (other than a prepayment of an ABR Loan before the end of the Availability Period), and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) in the period in question. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent clearly demonstrable error.

Section 3.02 Interest Elections

(a) Any Borrowing on the Effective Date shall be of ABR Loans. Thereafter, each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolving Loans comprising such Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued beyond the current Interest Period as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 3.03 Fees

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, a commitment fee, which shall accrue at a rate per annum equal to the Applicable Margin on the daily amount of the unused Commitment of such Lender during the period from and including the date on which this Agreement shall have become effective in accordance with Section 10.06 to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the first Business Day of April, July, October and January of each year, each date on which the Commitments are permanently reduced and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, a utilization fee for any day on which the outstanding principal amount of the Revolving Loans shall be equal to or greater than 50% of the total Commitments equal to 0.10% per annum on the aggregate amount of each Lender’s outstanding Revolving Loans on such day (the “Utilization Fee”). Accrued utilization fees, if any, shall be payable in arrears on the first Business Day of each April, July, October and January, on any date prior to the Commitment Termination Date on which a Lender’s Commitment terminates, and on the Commitment Termination Date; provided, that any Utilization Fee accruing after the Commitment Termination Date shall be payable on demand.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the “Letter of Credit Fee”) with respect to each Letter of Credit, payable quarterly in arrears during the period from and including the date of issuance thereof to and including the expiration or cancellation date thereof (a) on the first Business Day of each April, July, October and January of each year, (b) upon such expiration or cancellation date and (c) on the Letter of Credit Termination Date, at a rate per annum equal to the Applicable Margin on Eurodollar Borrowings on the average daily maximum amount available under any contingency to be drawn under any such Letter of Credit. The Letter of Credit Fee shall be calculated for the actual number of days elapsed during the period in question on the basis of a year of 365 or 366 days, as applicable.

(d) The Borrower agrees to pay to the Administrative Agent and the Issuing Bank, for their own account, and, to each Lender, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, the Issuing Bank and the Lenders.

(e) All commitment fees and utilization fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) during the period in question.

(f) The Borrower agrees to pay to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and such Credit Party.

(g) All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and utilization fees, to the Lenders. Fees and other amounts paid shall not be refundable under any circumstances other than clearly demonstrable error.

Section 3.04 Alternate Rate of Interest

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent clearly demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by any Lender that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its Revolving Loan included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing. Notwithstanding the foregoing, if the Borrower shall have submitted a Borrowing Request with respect to a Eurodollar Borrowing and the Administrative Agent shall have notified the Borrower in accordance with the preceding sentence that such Borrowing will be made as an ABR Borrowing, the Borrower shall have the right, prior to the time by which it would have had to submit a Borrowing Request for an ABR Borrowing to be made on the same date, to withdraw such Borrowing Request.

Section 3.05 Increased Costs; Illegality

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Credit Party or the London interbank market any other condition affecting this Agreement, any Eurodollar Loans made by such Credit Party or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Eurodollar Loan hereunder (or of maintaining its obligation to make any such Revolving Loan) or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise), then the Borrower will, upon request by any Credit Party, pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

(b) If any Credit Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement or the Revolving Loans made by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c) A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section including reasonably detailed supporting information shall be delivered to the Borrower and shall be binding on the Borrower absent clearly demonstrable error. The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 30 days after receipt thereof unless the Borrower is asserting in good faith that there is clearly demonstrable error in such certificate.

(d) Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof but not to exceed a period of 365 days.

(e) Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable. For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.06 Break Funding Payments

In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Revolving Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Revolving Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Revolving Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such

Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be binding on the Borrower absent clearly demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof unless there is clearly demonstrable error in any such certificate.

Section 3.07 Taxes

(a) Any and all payments by or on account of any obligation of the Borrower hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that, if the Borrower is required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition (but without duplication) the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Credit Party, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and, unless caused by the gross negligence or willful misconduct of such Credit Party, any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of a Credit Party, including, if available, reasonably detailed supporting information, shall be delivered to and be binding on the Borrower absent clearly demonstrable error. If any Credit Party receives a refund in respect of any Indemnified Taxes or Other Taxes for which such Credit Party has received payment from the Borrower hereunder, it shall promptly notify the Borrower of such refund and shall promptly upon receipt repay such refund to the Borrower, net of all out-of-pocket expenses of such Credit Party and without interest (other than interest paid by the relevant Governmental Authority, if applicable); provided that the Borrower, upon the request of such Credit Party, agrees to return such refund (plus penalties, interest or other charges) to such Credit Party in the event such Credit Party is required to repay such refund. Nothing contained in this Section shall prohibit the Borrower from contesting or seeking a refund of any Indemnified Taxes and Other Taxes after payment thereof has been made in accordance with this Section.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Credit Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Credit Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Credit Party in the case of each other Credit Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Credit Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Credit Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Credit Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document or, in the case of a Credit Party that has certified that it is not a “bank” as described above, certifying that such Credit Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Credit Party at the time such Credit Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Credit Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Credit Party becomes a party to this Agreement, the Credit Party assignor was entitled to payments under subsection (a) of this Section 3.07 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Credit Party assignee on such date.

(f) For any period with respect to which a Credit Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above or if the Borrower is unable to determine the tax payable or to provide information required by the Internal Revenue Service on Form W-8BEN, W-8ECI or any successor form as a result of a Lender withholding confidential information under Section 3.07(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Credit Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 3.07 with respect to Indemnified Taxes imposed by the United States by reason of such failure; provided, however, that should a Credit Party become subject to Indemnified Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Credit Party shall reasonably request to assist such Credit Party to recover such Indemnified Taxes.

Section 3.08 Mitigation Obligations; Replacement of Lenders

(a) If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.05 or 3.07, as applicable, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.05 or payments required to be made pursuant to Section 3.07, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

Section 4.01 Organization; Powers

The Borrower and each of its Subsidiaries (other than American Savings Bank, F.S.B.) is a duly and validly organized and existing corporation in good standing under the law of its state of organization, formation or charter and is in good standing and duly licensed or qualified to transact business in each other state where failure to so qualify would have a Material Adverse Effect. American Savings Bank, F.S.B. chartered under the laws of the United States of America to transact the business of a federal savings bank and its charter is in full force and effect. The Borrower has full corporate power to execute, deliver and perform this Agreement and the Notes and to borrow hereunder. The Borrower’s execution and performance of this Agreement and the Notes, and each borrowing hereunder have been duly authorized by all necessary corporate action and do not and, as of the time of each borrowing will not, violate any provision of law or of its articles of incorporation or bylaws, or result in the breach of or constitute a default under or require any consent under any indenture or other agreement or instrument to which the Borrower is a party or by which the Borrower or its property is bound or affected.

Section 4.02 Authorization; Enforceability

Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03 Governmental Approvals; No Conflicts

All consents or approvals of any state or federal agency or authority, if any, required in order to permit the Borrower to enter into this Agreement and to borrow hereunder, have been obtained and remain in full force and effect and the Transactions (a) do not require any other consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order, rule or regulation of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 4.04 Financial Condition; No Material Adverse Effect

(a) The Borrower has furnished the Administrative Agent and the Lenders with copies of the consolidated balance sheets of the Borrower and its Subsidiaries as of the last day of the fiscal year ended December 31, 2005, and the related consolidated statements of income, retained earnings and cash flows (or changes in financial position, as the case may be) for such fiscal year, which consolidated financial statements for fiscal year ended December 31, 2005 have been audited by KPMG LLP, independent registered public accountants. Such financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries as of the respective dates of such balance sheets and results of their operations and cash flows (or changes in financial position) for the periods covered by such statements of income, retained earnings and cash flows (or changes in financial position), in accordance with GAAP.

(b) Except as set forth in the Current SEC Reports, since December 31, 2005, there has been no change or development that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.05 Properties

(a) Each of the Borrower and its Significant Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Significant Subsidiaries owns, or is entitled to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Significant Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06 Litigation and Environmental Matters

(a) Except as heretofore disclosed to the Administrative Agent and the Lenders in the financial statements and accompanying notes referenced in Section 4.04(a) or in the Current SEC Reports, there are no suits or proceedings pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Significant Subsidiaries which have had or could reasonably be expected to have a Material Adverse Effect.

(b) Since the date of this Agreement, except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Significant Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, or (iii) have received notice of any claim with respect to any Environmental Liability.

(c) Since the date of this Agreement, except for the Disclosed Matters, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.07 Compliance with Laws and Agreements

The Borrower and each of its Significant Subsidiaries is in compliance in all material respects with all laws, regulations and order of any Governmental Authority applicable to it or its property and all indentures and agreements applicable to the Borrower or its Significant

Subsidiaries, except (a) as disclosed in the Disclosed Matters and (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.08 Regulated Entities

The Borrower is not an “investment company” nor is it “controlled” by an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.09 Taxes

The Borrower has timely filed (or validly extended) or cause to be filed (or validly extended) all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books, to the extent required by GAAP, adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.10 ERISA

No ERISA Event has occurred that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than 25% of the amount of such accumulated benefit obligations the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than 25% of the amount of such accumulated benefit obligations the fair market value of the assets of all such underfunded Plans. (For purposes of this Section 4.10, underfunded shall mean the excess of accumulated benefit obligations, as defined in Statement of Financial Accounting Standards No. 87, over the fair market value of Plan assets.)

Section 4.11 Disclosure

To the best knowledge of the Borrower, the financial statements referred to in Section 4.04(a) do not, nor does this Agreement, nor any written statement furnished by the Borrower to the Administrative Agent or the Lenders in connection with this Agreement, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which it was made. There is no fact known to the Borrower as of the date hereof which has had or would reasonably be expected to have a Material Adverse Effect which has not been disclosed herein or in the Current SEC Reports.

Section 4.12 Subsidiaries

Schedule 4.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary, as of the Effective Date.

Section 4.13 Federal Reserve Regulations

(a) After the application of the proceeds of any Revolving Loan, not more than 25% of the value of the assets of the Borrower will consist of or be represented by Margin Stock.

(b) No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

Section 4.14 Rankings

The obligations of the Borrower to the Lenders under this Agreement and the other Loan Documents will rank senior to, or pari passu with, other unsecured Indebtedness of the Borrower.

Section 4.15 Solvency

Immediately after the consummation of the Transactions and after the incurrence of any Borrowing or the issuance of any Letter of Credit, the Borrower and its Subsidiaries taken as a whole are not and will not be Insolvent.

ARTICLE 5. CONDITIONS

Section 5.01 Effective Date

The obligations of the Lenders to make Revolving Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a Note for each Lender signed on behalf of the Borrower (which may include facsimile transmission of a signed signature page of such Note followed immediately by the delivery of the original counterpart thereof).

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Effective Date) from Goodsill Anderson Quinn & Stifel LLP substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received one or more officer’s certificates, satisfactory to the Administrative Agent certifying that (i) the performance by the Borrower of its obligations under each Loan Document shall not (1) violate in any material respect any applicable law, statute, rule or regulation or (2) conflict in any material respect with, or result in a default or event of default under, any material agreement of the Borrower, (3) except as set forth in the Current SEC Reports, no litigation or administrative proceeding, or regulatory development is pending against the Borrower or any Significant Subsidiary that has had or could be reasonably expected to have a Material Adverse Effect, (4) the insurance required under Section 6.05 is in effect, and (5) no event or circumstance has occurred since December 31, 2005 that has had or could be reasonably expected to have a Material Adverse Effect.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance, as of the Effective Date, with the conditions set forth in Section 5.02.

(g) The Administrative Agent shall have received (i) all financial statements and information referred to in Section 4.04(a) and (ii) annual projections through 2010, which shall be satisfactory in form and substance to the Administrative Agent.

(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(i) The Administrative Agent shall have received such other documents, certificates and information as it may reasonably request.

The Administrative Agent shall notify the Borrower and the Credit Parties of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Revolving Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on May 31, 2006

(and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 5.02 Each Credit Event

The obligation of each Lender to make a Revolving Loan on the occasion of any Borrowing and of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in Article 4 of this Agreement (other than the representations and warranties in Sections 4.04(b) and 4.06 of this Agreement) shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of such Letter of Credit, except to the extent such representations and warranties relate to any earlier date in which case the accuracy of such representations and warranties will be determined as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing.

(c) No Material Subsidiary Indebtedness Event shall have occurred and be continuing.

(d) The Administrative Agent shall have received such other documentation and assurances as shall be reasonably required by it in connection with such Borrowing or issuance of such Letter of Credit.

Each request for a Revolving Loan or issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE 6. AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on all Loans and all Reimbursement Obligations and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Financial Statements and Other Information

The Borrower will furnish to the Administrative Agent sufficient copies for each Lender of the following (it being agreed that the obligation of the Borrower to furnish the financial statements referred to in paragraphs (a) and (b) below may be satisfied by the delivery of annual and quarterly reports of the Borrower to the SEC on Forms 10-K and 10-Q containing such statements):

(a) within 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, cash flows and retained earnings as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent registered public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, cash flows and retained earnings as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its President or a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the President or of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.05 and 7.06, and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, and as the Administrative Agent or any Lender may reasonably request, copies of all periodic and other reports, proxy statements and other materials filed under the Securities and Exchange Act of 1934 or any successor statute by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, as the Administrative Agent or any Lender may reasonably request;

(e) promptly after the same becomes publicly available, notice of any change in the Borrower’s Senior Debt Ratings, which notice may be satisfied if the information is included in the Disclosed Matters; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request, provided that the Borrower shall not be required to furnish information relating to American Savings Bank, F.S.B. if such disclosure may, in the Borrower’s reasonable judgment, compromise or adversely affect American Savings Bank, F.S.B.’s competitive position in relation to the Administrative Agent and the Lenders.

Section 6.02 Notices of Material Events

The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following (provided, however, that the obligation of the Borrower to provide such notice shall be deemed satisfied if the same is promptly included in the Disclosed Matters):

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Significant Subsidiary (other than actions, suits or proceedings in the ordinary course of business or before the Public Utilities Commission or tax audits) that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Significant Subsidiaries in an aggregate amount exceeding 25% of the accumulated benefit obligations on a consolidated basis under all Plans.

(d) any other material event that is required to be disclosed on Form 8K to the SEC.

At the request of the Administrative Agent, a Financial Officer or other executive officer of the Borrower will provide a statement setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03 Existence; Conduct of Business

The Borrower will do or cause to be done, and will not permit any of its Significant Subsidiaries to fail to do or cause to be done, all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.02 or any merger or consolidation of a Significant Subsidiary into Borrower or another Significant Subsidiary of Borrower or the transfer of assets by any Significant Subsidiary to Borrower or another Significant Subsidiary of Borrower followed by the liquidation of dissolution of such Significant Subsidiary.

Section 6.04 Payment of Obligations

The Borrower will pay its obligations, including its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 6.05 Maintenance of Properties; Insurance

(a) The Borrower will keep and maintain, and will not permit any of its Significant Subsidiaries to fail to keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided, however, that nothing shall prevent the Borrower or its Significant Subsidiary, as appropriate, from discontinuing the operation or maintenance of any property if such discontinuance is, in the judgment of the Borrower or the Significant Subsidiary, desirable in the conduct of the business of the Borrower or the Significant Subsidiary.

(b) The Borrower and its Significant Subsidiaries will maintain, or cause to be maintained, with reputable insurance companies, so long as such insurance is available on commercially reasonable terms, insurance in such amounts and against such risks Borrower and its Significant Subsidiaries have customarily maintained.

Section 6.06 Books and Records; Inspection Rights

The Borrower will maintain and cause each of its Subsidiaries to maintain, accurate and proper accounting records and books in accordance with GAAP, and provide the Administrative Agent and the Lenders, subject to the provisions of Section 10.12, with access to such books and accounting records at the request of the Administrative Agent and the Lenders made for a legitimate business purpose during the Borrower’s normal business hours and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that the Borrower shall not be required to disclose to the Administrative Agent and the Lenders information relating to American Savings Bank, F.S.B. if such disclosure may, in the Borrower’s reasonable judgment, compromise or adversely affect American Savings Bank, F.S.B.’s competitive position in relation to the Administrative Agent and the Lenders.

Section 6.07 Compliance with Laws

The Borrower will comply, and will cause each of its Significant Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders of any Governmental Authority, a breach of which would reasonably be expected to have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

Section 6.08 Use of Proceeds

The Borrower will use the proceeds of the Revolving Loans only for lawful purposes of the Borrower and its Subsidiaries not inconsistent with or limited by the terms hereof. No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

Section 6.09 Further Assurances

The Borrower will and will cause each Subsidiary to execute any and all further documents, agreements and instruments, and take all such further actions, that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents.

ARTICLE 7. NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on all Loans and all Reimbursement Obligations and all fees and other amounts (other than contingent liability obligations) payable under the Loan Documents shall have been paid in full, or unless the Required Lenders otherwise consent in writing, the Borrower covenants and agrees with the Lenders that:

Section 7.01 Liens

The Borrower will not incur, create, assume or permit to exist any Lien on the capital stock of or other ownership interests in Hawaiian Electric Company, Inc., American Savings Bank, F.S.B. or any other Significant Subsidiary or any Lien on any of its other assets, now or hereafter owned, without effectively providing concurrently therewith to equally and ratably secure the obligations of Borrower under this Agreement, except:

(a) Liens securing the payment of Indebtedness of the Borrower to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income by the holders thereof pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of the issuance of such obligations, and Indebtedness to a bank issuing a letter of credit to support any such obligations to the extent the Borrower or any Subsidiary is required to reimburse such bank for drawings under such letter of credit with respect to the principal of or interest on such obligations;

(b) deposits under workmen’s compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;

(c) Liens imposed by law, such as carriers’, warehousemen’s or mechanics’ liens, incurred in good faith in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and Liens arising out of judgments or awards not exceeding $50,000,000 in the aggregate with respect to which appeals are being prosecuted, execution pending such appeals having been effectively stayed;

(d) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, or permit, or by any provision of law, to purchase or recapture or designate a purchaser of any property;

(e) any Lien securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business, but only if payment thereof shall not at the time be required to be made in accordance with Section 6.04;

(f) any Lien existing on (i) any property or asset at the time such property or asset is acquired by the Borrower (including acquisition by merger or consolidation), but only if and so long as (1) such Lien was not created in contemplation of such property or asset being acquired, (2) such Lien is and will remain confined to the property or asset subject to it at the time such property or asset is acquired and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof, (3) such Lien secures only the obligation secured thereby at the time such property or asset is acquired and (4) the obligation secured by such Lien is not in default;

(g) any Lien in existence on the Effective Date to the extent set forth on Schedule 7.01, but only, in the case of each such Lien, to the extent it secures an obligation outstanding on the Effective Date to the extent set forth on such Schedule;

(h) any Lien securing Purchase Money Indebtedness, or to secure payment of all or any part of the cost of construction of improvements as they are incurred or within 270 days thereafter, but only if, in the case of each such Lien, (i) such Lien shall at all times be confined solely to the property or asset the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof and (ii) such Lien attached to such property or asset within 270 days of the acquisition or improvement of such property or asset;

(i) easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of the Borrower or any Significant Subsidiary conducted at the property subject thereto;

(j) leases and subleases of property owned or leased by the Borrower or any Significant Subsidiary not interfering with the ordinary conduct of the business of the Borrower and the Significant Subsidiaries;

(k) Liens securing obligations, neither assumed by the Borrower or any Significant Subsidiary nor on account of which the Borrower or any Significant Subsidiary customarily pays interest, upon real estate or under which any Significant Subsidiary has a right-of-way, easement, franchise or other servitude or of which any Significant Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating transmission and distribution lines and related support structures, pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment;

(l) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution;

(m) any Lien constituting a renewal, extension or replacement of a Lien permitted under clauses (f), (g) or (h) of this Section 7.01, but only if (i) at the time such Lien is granted and immediately after giving effect thereto, no Default or Event of Default would exist, (ii) such Lien is limited to all or a part of the property or asset that was subject to the Lien so renewed, extended or replaced and to improvements thereafter erected on or attached to such property or asset or any property or asset acquired in substitution or replacement thereof, (iii) the principal amount of the obligations secured by such Lien does not exceed the principal amount of the obligations secured by the Lien so renewed, extended or replaced and (iv) the obligations secured by such Lien bear interest at a rate per annum not exceeding the rate borne by the obligations secured by the Lien so renewed, extended or replaced except for any increase that is commercially reasonable at the time of such increase;

(n) Liens securing Indebtedness of the Borrower in an aggregate principal amount not to exceed, at the time of incurrence, 15% of its Consolidated Net Worth;

(o) any Lien on any capital stock of any corporation which is registered in the name of Borrower or otherwise owned by or held for the benefit of the Borrower (other than, in either case, the capital stock of any Significant Subsidiary) which may constitute “margin” stock as such term is defined in Section 2.07.2(i) of Title 12 of the Code of Federal Regulations or any successor provision; or

(p) any Lien on property arising in connection with any defeasance, covenant defeasance or in substance defeasance of any Indebtedness pursuant to an express contractual provision with respect thereto or GAAP.

Section 7.02 Sale of Assets; Consolidation; Merger; Sale and Leaseback.

The Borrower will not,

(a) sell, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person;

(b) consolidate with or merge into any other corporation (other than a merger of a Subsidiary into, or a consolidation of a Subsidiary with, the Borrower or another Subsidiary), or acquire all or substantially all the properties and assets of any Person unless:

(i) in the case of a merger or consolidation with the Borrower, the Borrower is the surviving corporation, and

(ii) after giving effect to any merger or consolidation or acquisition the Borrower remains in compliance with Sections 7.05 and 7.06 and no other covenant or provision of this Agreement is violated and the Borrower’s representations and warranties in Article 4 continue to be true immediately thereafter as if then made;

(iii) no Default or Event of Default exists or result therefrom; and

(iv) the aggregate consideration paid in connection with any acquisition (including the aggregate amount of all indebtedness assumed) shall not exceed an amount equal to 25% of the Consolidated Capitalization of the Borrower immediately prior to such acquisition); and

(v) the Administrative Agent shall have received prior to the consummation of any such merger, consolidation or acquisition, a certificate executed by a Financial Officer as to each of the matters described in clause (i)-(v); and

(c) enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary shall sell or transfer and lease back any portion of its property, real, personal or mixed, and used and useful in its business, whether now owned or hereafter acquired, which constitutes a material portion of the total property of the Borrower or any Subsidiary; or

(d) sell, assign, transfer, or otherwise dispose of the common stock of or other ownership interests ordinarily entitled to vote in the election of directors of any Significant Subsidiary;

Section 7.03 Restrictive Agreements

The Borrower will not, and will not permit any Significant Subsidiary to, enter into, incur, permit to exist, directly or indirectly any agreement or arrangement that prohibits, restricts or imposes any condition upon the ability of any Significant Subsidiary to (a) make any Restricted Payments or to repay any indebtedness owed to the Borrower, (b) make loans or advances to the Borrower or (c) transfer any of its property or assets to the Borrower, provided that the foregoing shall not apply (i) to restrictions and conditions imposed by law or regulation or by any regulatory agency, body or authority including under agreements with regulatory agencies, bodies, or authorities (ii) to this Agreement or the HECO Credit Agreement, (iii) to restrictions and conditions existing on the Effective Date identified on Schedule 7.03 hereto (but shall apply to any amendment or modification expanding the scope of any such restriction or condition) or (iv) to restrictions and conditions that are entered into, incurred or permitted to exist following the date hereof that are not materially more expansive in scope than the restrictions and conditions referred to in this Section 7.03.

Section 7.04 Transactions with Affiliates

Except as specifically permitted by this Agreement, the Borrower will not sell, transfer, lease or otherwise dispose of (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except at prices and on terms and conditions not materially less favorable to the Borrower than could be obtained on an arms length basis from unrelated third parties, provided that this Section shall not apply to any transaction that is otherwise permitted under Article 7.

Section 7.05 Capitalization Ratio

The Borrower will not permit its Capitalization Ratio to exceed 0.50 to 1.00 as of the end of any fiscal quarter or fiscal year end.

Section 7.06 Consolidated Net Worth

The Borrower will not permit its Consolidated Net Worth to be less than $850,000,000 as of the end of any fiscal quarter or fiscal year end.

ARTICLE 8. EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Revolving Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of two Business Days;

(b) the Borrower shall fail to pay any interest on any Revolving Loan or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (except as to representations or warranties which are by their terms qualified by materiality, which must not be incorrect) when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.03 (with respect to the Borrower’s existence), 6.08, 7.02, 7.03, 7.05, or 7.06;

(e) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02 and such failure shall continue unremedied for a period of 10 days after a Financial Officer of the Borrower shall have obtained knowledge thereof;

(ii) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b), (d) or (e)(i) of this Article), and such failure shall continue unremedied for a period of 30 days after a Financial Officer of the Borrower shall have obtained knowledge thereof;

(f) the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after the expiration of any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided, that no Event of Default shall occur under this paragraph (g) as a result of (i) any notice of voluntary prepayment delivered by the Borrower with respect to any Indebtedness, (ii) any voluntary sale of assets by the Borrower as a result of which any Indebtedness secured by such assets is required to be prepaid or (iii) the exercise of any contractual right to cause the prepayment of such Material Indebtedness (other than the exercise of a remedy for an event of default under the applicable contract or agreement);

(h) any event or condition occurs that results in any Material Subsidiary Indebtedness becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided, that no Event of Default shall occur under this paragraph (h) as a result of (i) any notice of voluntary prepayment delivered by any Significant Subsidiary with respect to any Indebtedness, (ii) any voluntary sale of assets by any Significant Subsidiary as a result of which any Material Subsidiary Indebtedness secured by such assets is required to be prepaid or (iii) the exercise of any contractual right to cause the prepayment of such Material Subsidiary Indebtedness (other than the exercise of a remedy for an event of default under the applicable contract or agreement);

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered and continues unstayed for 30 days;

(j) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(k) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (net of any amount covered by insurance) shall be rendered against the Borrower or any Significant Subsidiary or any combination thereof and the same is not appealed, satisfied, vacated, suspended, discharged or stayed pending appeal within 60 days after entry of such judgment or is not satisfied or discharged within 30 days after the expiration of any such stay;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Significant Subsidiaries in an aggregate amount exceeding 25% of the accumulated benefit obligations under all Plans;

(n) this Agreement or any other material Loan Document shall cease, for any reason, to be valid and binding and enforceable against the Borrower in any material respect, or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

(o) any Significant Subsidiary shall fail to pay its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default and such failure shall continue for more than 30 days, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Significant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect; or

(p) American Savings Bank, F.S.B. shall fail to (a) be deemed “well capitalized” as defined by the Office of Thrift Supervision and Federal Deposit Insurance Corporation, (b) have at all times a leverage ratio of not less than 5%, (c) have at all times a Tier-1 risked based capital ratio of not less than 6% or (d) have at all times a total risk-based capital ratio of not less than 10%; or

(q) a Change in Control shall occur;

then, and in every such event (other than an event described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 9. THE ADMINISTRATIVE AGENT

Section 9.01 Appointment

Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Section 9.02 Individual Capacity

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03 Exculpatory Provisions

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Borrower notice thereof), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness hereof or thereof or any other agreement, instrument or other document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Performance of Duties

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06 Resignation; Successors

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Credit Parties and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent shall, in consultation with the Borrower, on behalf of the Credit Parties, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.07 Non-Reliance by Credit Parties

Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished hereunder or thereunder.

Section 9.08 Agents

None of the banks or other Persons identified on the cover page of this Agreement or in the preamble to this Agreement as a “co-syndication agent”, “co-documentation agent”, “lead arranger”, “co-arranger”, or “book manager” shall have any right, power, obligation, liability, responsibility or duty to any Person under this Agreement, any of the other Loan Documents or otherwise, other than BNY in its capacity as Administrative Agent and each Lender in its capacity as a Lender. Without limiting the foregoing, none of such banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any other such bank or other Person but such banks or other Persons shall have the benefit of the provisions of Section 9.02.

ARTICLE 10. MISCELLANEOUS

Section 10.01 Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

(a) if to the Borrower:

Hawaiian Electric Industries, Inc.

900 Richards Street

Honolulu, Hawaii 96813

Attention: Eric Yeaman

                 Financial Vice President,

                 Treasurer and Chief Financial Officer

Telephone No.: (808) 543-7750

Facsimile No.: (808) 543-7966

(b) if to the Administrative Agent:

The Bank of New York

One Wall Street, 18-N

New York, New York 10286

Attention: Felix Liwag

Telephone No.: (212) 635-4693

Facsimile No.: (212) 635-6365

with a copy to:

The Bank of New York

One Wall Street

New York, New York 10286

Attention: Jesus Williams

                 Vice President, Energy Division

Telephone No.: (212) 635-7609

Facsimile No.: (212) 635-7923

(c) if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02 Waivers; Amendments

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Revolving Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Revolving Loan or Reimbursement Obligations, or reduce the rate of interest thereon (other than the imposition of additional interest under Section 3.01(c)), or reduce any fees or other amounts payable under the Loan Documents, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Revolving Loan, or any interest thereon, or any fees or other amounts payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Credit Party affected thereby,

(iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by any Loan Document, without the written consent of each Credit Party, or

(v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of (A) the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (B) the Issuing Bank hereunder without the prior written consent of the Issuing Bank.

Section 10.03 Expenses; Indemnity; Damage Waiver

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and BNY Capital Markets, Inc., the sole Lead Arranger, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by any Credit Party, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and a single counsel for the other Credit Parties, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with and during any workout, restructuring or negotiations in respect of the Revolving Loans and the Letters of Credit.

(b) The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations hereunder and thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Revolving Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) arise out of a claim brought by the Borrower against an Indemnitee for a breach which is finally determined by a final and nonapealable judgment to have constituted a bad faith breach of such Indemnitee’s obligations under this Agreement.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against any Indemnitee or the Borrower, as the case may be, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated hereby or thereby, the Transactions or any Revolving Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly, but in any event no later than 10 days, after written demand therefor.

Section 10.04 Successors and Assigns

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

(b) Each Lender may, and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to 3.08(b) upon at least five Business Days’ notice to such Lender and the Administrative Agent will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment or Commitments, the Loans (including, for the purposes of this Section 10.04(b), participations in Letters of Credit) owing to it and the Note held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all facilities (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent and the Borrower, unless a Default has occurred under Section 8(a), Section 8(i) or Section 8(j) or unless an Event of Default has occurred and is continuing), (iii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender, such assignment shall be approved by the Administrative Agent and, the Borrower, so long as (A) no Default has occurred under Section 8(a), Section 8(i) or Section 8(j) and no Event of Default has occurred and is continuing at the time of effectiveness of such assignment, or (B) the Administrative Agent shall not have determined that such assignment is necessary to achieve a successful syndication of the facilities (in each case such approvals not to be unreasonably withheld or delayed), (v) each such assignment shall be to an Eligible Assignee, (vi) any assignment of a Revolving Commitment must be approved by the Administrative Agent and the Issuing Bank unless the person that is proposed is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), (vii) each such assignment made as a result of a demand by the Borrower pursuant to this Section 10.04(b) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (viii) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 10.04(b) unless and until such Lender shall have received one or more payments from the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Borrowing owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (ix) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Credit Parties that syndication of the Commitments hereunder has been completed and (x) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and (except in the case of any such assignment by a Lender to an Affiliate or Approved Fund of such Lender) a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to this Section 10.04(b), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or the Issuing Bank, as the case may be, hereunder and (ii) the Lender or the Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 3.05, 3.07 and 10.03 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or the Issuing Bank’s rights and obligations under this Agreement, such Lender or the Issuing Bank shall cease to be a party hereto).

(d) By executing and delivering an Assignment and Acceptance, each Credit Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Credit Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Credit Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Credit Party or any other Credit Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or the Issuing Bank, as the case may be.

(e) The Administrative Agent shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Credit Parties and the Commitment under each facility of, and principal amount of the Loans owing under each facility to, each Credit Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent clearly demonstrable error, and the Borrower, the Administrative Agent and the Credit Parties may treat each Person whose name is recorded in the Register as a Credit Party hereunder for all purposes of this Agreement; provided, however, in the case of an assignment to an Affiliate of the assigning Lender, such assignment shall be effective between such Lender and its Affiliate immediately without compliance with the conditions for assignment under this Section 10.04, but shall not be effective with respect to any other party hereto, and each other party hereto shall be entitled to deal solely with such assigning Lender under any such assignment, in each case until the conditions for assignment under this Section 10.04 have been satisfied. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Credit Party at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Credit Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Administrative Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C hereto.

(g) Each Credit Party may sell participations to one or more Persons (other than the Borrower or any of its Affiliates) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans (including such Lender’s participations in Reimbursement Obligations) owing to it and the Note (if any) held by it); provided, however, that (i) such Credit Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Credit Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Credit Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Credit Parties shall continue to deal solely and directly with such Credit Party in connection with such Credit Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Borrowings or Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Borrowings or Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that each participant shall be entitled to the benefits of Sections 3.05, 3.06, 3.07 and 10.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such participant agrees to be subject to Section 2.08(c) as though it were a Lender. A participant shall not be entitled to receive any greater payment under Sections 3.05 and 3.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent.

(h) Any Credit Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Credit Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential Information received by it from such Credit Party in accordance with Section 10.12 to the same extent as if it were a Credit Party.

(i) Notwithstanding anything to the contrary contained herein, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05 Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Revolving Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.05, 3.06, 3.07 and 10.03 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Revolving Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to any Credit Party constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability

In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.08 Right of Setoff

If an Event of Default shall have occurred and be continuing, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that it may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality

Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below) and not to use Information in violation of law, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, provided that each such Person agrees to maintain the confidentiality of such information on the terms set forth in this Section, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or, (ii) becomes available to any Credit Party on a nonconfidential basis from a source other than the Borrower and without breach of this Agreement; provided, however, that, unless prohibited by applicable law, a Credit Party will provide prior notice to the Borrower of the Credit Party’s intention to disclose Information pursuant to clause (c) above or to disclose Information pursuant to clause (e) above in connection with any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, including, without limitation, information received from Borrower pursuant to Section 6.01(f), 6.02 and 6.06 of this Agreement, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Loan in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Revolving Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 No Third Parties Benefited

This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Administrative Agent and the Lenders, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Administrative Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

Section 10.15 USA Patriot Act Notice

Each of the Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and such Lender to identify the Borrower in accordance with the Patriot Act.

Section 10.16 Termination of Credit Facilities

(a) The Borrower and each Lender that is party to any bilateral credit agreement, loan agreement, line of credit or similar credit facility agrees that each such credit agreement, loan agreement, line of credit or similar credit facility shall irrevocably terminate on the Effective Date.

(b) The Borrower agrees to pay to the applicable Lender (i) on the Effective Date all principal and accrued interest which is then outstanding under any credit facility described in clause (a) and (ii) promptly after receiving an invoice therefor, any unpaid fees due under any credit facility described in clause (a).

[Signature Pages to Follow]

HEI

CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:	/s/ Eric K. Yeaman
Eric K. Yeaman
Financial Vice President, Treasurer and Chief Financial Officer

By:	/s/ Curtis Y. Harada
Curtis Y. Harada
Controller

HEI

CREDIT AGREEMENT

THE BANK OF NEW YORK,
as Administrative Agent, as Issuing Bank and as a Lender

By:	/s/ Jesus Williams
	Name:	Jesus Williams
	Title:	Vice President

HEI

CREDIT AGREEMENT

BANK OF HAWAII, as Co-Syndication Agent and as a Lender

By:	/s/ Luke Yeh
	Name:	Luke Yeh
	Title:	Vice President

HEI

CREDIT AGREEMENT

FIRST HAWAIIAN BANK, as Co-Syndication Agent and as a Lender

By:	/s/ Kenneth C. S. Pai
Kenneth C. S. Pai
Senior Vice President

HEI

CREDIT AGREEMENT

UNION BANK OF CALIFORNIA, N.A., as Co-Documentation Agent and as a Lender

By:	/s/ Robert J. Olson
	Name:	Robert J. Olson
	Title:	Senior Vice President

HEI

CREDIT AGREEMENT

WELLS FARGO BANK, N.A., as Co-Documentation Agent and as a Lender

By:	/s/ Jeff A. Bailard
	Name:	Jeff A. Bailard
	Title:	Vice President

HEI

CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

By:	/s/ Janice T. Thede
	Name:	Janice T. Thede
	Title:	Vice President

HEI

CREDIT AGREEMENT

LEHMAN BROTHERS BANK, FSB

By:	/s/ Janine M. Shugan
	Name:	Janine M. Shugan
	Title:	Authorized Signatory

HEI

CREDIT AGREEMENT

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation)

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Assistant Vice President

SCHEDULE 1.01

Hawaiian Electric Industries, Inc.

Funded Debt and Capitalization

(in thousands)

December 31, 2005	Unconsolidated		Consolidated
Funded debt:
Notes payable to subsidiaries	$62,430		$—
Short-term borrowings	5,593		141,758
Long-term debt, net	377,000		1,142,993

Total funded debt*	$445,023		$1,284,751

Capitalization:
Funded debt	$445,023		$1,284,751
Preferred stock of subsidiaries	—		34,293
Common stock equity	1,254,360	**	1,254,360	**

Total capitalization	$1,699,383		$2,573,404

*	Excludes deposit liabilities, securities sold under agreements to repurchase and advances from Federal Home Loan Bank of Seattle.

**	Excludes accumulated other comprehensive loss of $37,730.

Source: HEI Form 10-K for the year ended December 31, 2005.

Schedule 2.01

(HEI Credit Agreement)

Lender	Commitment	Letter of Credit Commitment
The Bank of New York	$18,181,818.19	$9,090,909.09
Bank of Hawaii	$16,363,636.36	$8,181,818.18
First Hawaiian Bank	$16,363,636.36	$8,181,818.18
Union Bank of California, N.A.	$12,727,272.73	$6,363,636.36
Wells Fargo Bank, N.A.	$12,727,272.73	$6,363,636.36
U.S. Bank National Association	$12,727,272.73	$6,363,636.36
Lehman Brothers Bank, FSB	$5,454,545.45	$2,727,272.73
William Street Commitment Corporation	$5,454,545.45	$2,727,272.73

Total	$100,000,000.00	$50,000,000.00

SCHEDULE 4.12
SUBSIDIARIES

Corporate Organizational Structure of
HEI and HECO Holding Company Systems
as of April 3, 2006
HEI
HECO (100%)[1]
HEIDI (100%)[1]
HEIPI (100%)[1]
PECS (100%)[1]
HEIPC (100%)[1]
TOOTS (100%)[1]
HELCO (100%)[1]
MECO (100%)[1]
RHI (100%)[1]
TRUST III (100%)[2]
ASB (100%)[1]
HEIII (100%)[1]
INTERNATIONAL (100%)[1]
ADCOM (100%)[1]
ASISC (100%)[1]
BIA (100%)[1]

Legend

[1] Common Stock Ownership %
[2] Common Securities Ownership %

SCHEDULE 4.12

SUBSIDIARIES

Corporate Organizational Structure of

HEI and HECO Holding Company Systems

as of April 3, 2006

HEI

HECO

(100%)

HEIDI

(100%)

HEIPI

(100%)

PECS

(100%)

HEIPC

(100%)

TOOTS

(100%)

HELCO

(100%)

MECO

(100%)

RHI

(100%)

TRUST III

(100%)

ASB

(100%)

HEIII

(100%)

INTERNATIONAL

(100%)

ADCOM

(100%)

ASISC

(100%)

BIA

(100%)

Legend

HEI - Hawaiian Electric Industries, Inc.

HECO - Hawaiian Electric Company, Inc.

HELCO - Hawaii Electric Light Company, Inc. MECO- Maui Elaclric Company, Limited

RHI - Renewable Hawaii, Inc.

Trust III - HECO Capital Trust lll

HEIDI - HEI Diversified, Inc.

ASB - American Savings Bank, F.S.B.

AdCom - Ad Communicatins, Inc.

ASISC - American Savings Investment Services Corp.

BIA - Bishop Insurance Agency of Hawaii, Inc.

HEIPC - HEI Power Corp.

HEIII - HEI Investments, Inc.

International - HEI Power Corp. International

HEIPI - HEI Properties, Inc.

PECS - Pacific Energy Conservation Services, Inc.

TOOTS - The Old Oahu Tug Services, Inc.

1Common Stock Ownership %

2Common Securities Ownership %

SCHEDULE 7.01

EXISTING LIENS

None other than Liens falling within one or more of the categories of Liens identified in the various subsections of Section 7.01

SCHEDULE 7.03

HAWAIIAN ELECTRIC INDUSTRIES, INC.

EXISTING RESTRICTIONS

Pursuant to Section 7.03 of the Credit Agreement, the following restrictions and conditions exist on April 3, 2006:

1.	Hawaiian Electric Company, Inc. (“HECO”), Maui Electric Company, Ltd. (“MECO”) and Hawaii Electric Light Company, Inc. (“HELCO”) are subject to restrictive covenants in connection with the offer and sale in March 2004 of Cumulative Quarterly Income Preferred Securities, as disclosed in the Registration Statements on Form S-3, Regis. Nos. 333-111073, 333-111073-01, 333-111073-02 and 333-111073-03 filed with the Securities and Exchange Commission, which descriptions are incorporated herein by reference.

2.	HECO, MECO and HELCO are subject to restrictive covenants in connection with their cumulative preferred stock financings to the effect that, until dividends have been paid or declared or set apart for payment on all shares of the respective company’s cumulative preferred stock, 1) no distributions on the respective company’s common stock or any future class of stock except cumulative preferred stock shall be made and 2) the respective company shall not purchase or otherwise acquire any of the respective company’s common stock or any future class of stock except cumulative preferred stock. In the event of liquidation, dissolution, receivership, bankruptcy, disincorporation or winding up of the affairs of the respective company, cumulative preferred stockholders are entitled to the par value and accrued and unpaid dividends, before any distribution is made to holders of the respective company's common stock or any future class of stock except cumulative preferred stock.

3.	HECO is subject to restrictive covenants in connection with its cumulative preferred stock financings to the effect that, as long as any shares of the respective series of cumulative preferred stock are outstanding HECO shall not effect the merger or consolidation of HECO, or sell, lease or exchange all or substantially all of the property and assets of HECO without first obtaining the consent in writing of the holders of at least 75% of each of the respective outstanding series of cumulative preferred stock, provided that said consent shall not be required to make a mortgage, pledge, assignment or transfer of all or any part of its assets as security for any obligation or liability of any kind or nature.

4.	HECO, MECO and HELCO are subject to restrictive covenants in connection with their special purpose revenue bonds which contain provisions to the effect that HECO, MECO and HELCO shall not dissolve or otherwise dispose of all or substantially all its assets, and will not consolidate with or merge into another entity or permit other entities to consolidate with or merge into it, unless certain specific requirements are met.

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Assignment and Acceptance Agreement (as the same may be amended, supplemented or otherwise modified from time to time, this “Assignment and Acceptance Agreement”), dated as of                     , 200_ by and between [NAME OF ASSIGNOR], a Lender under the Credit Agreement referred to below (the “Assignor”), and [NAME OF ASSIGNEE] (the “Assignee”).

R E C I T A L S

A.	Reference is made to the Credit Agreement, dated as of March __, 2006, among Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Borrower”), the Lenders party thereto and The Bank of New York, as Issuing Bank and Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

B.	Pursuant to the Credit Agreement and subject to the limitations set forth therein the Credit Parties agreed to make the Loans and participate in the Letter of Credit sub-facility under the terms and conditions therein set forth.

C.	The amount of the Assignor’s Revolving Commitment and Letter of Credit Commitment (without giving effect to the assignment effected hereby or to other assignments thereof which have not yet become effective) is specified in Item 1 of Schedule 1 hereto. The outstanding principal amount of the Assignor’s Revolving Loans without giving effect to the assignment effected hereby or to other assignments thereof which have not yet become effective, is specified in Item 2 of Schedule 1 hereto.

D.	The Assignor wishes to sell and assign to the Assignee, and the Assignee wishes to purchase and assume from the Assignor, (i) the portion of the Assignor’s rights and obligations under the Loan Documents, including its Revolving Commitment and Letter of Credit Commitment specified in Item 3 of Schedule 1 hereto (collectively, the “Assigned Commitment”), [and] (ii) the portion of the Assignor’s Revolving Loans specified in Item 4 of Schedule 1 hereto (the “Assigned Loans”).

The parties agree as follows:

1. Assignment

Subject to the terms and conditions set forth herein and in the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse, on the date hereof, (i) all right, title and interest of the Assignor in and to the Assigned Loans, and (ii) all obligations of the Assignor under the Loan Documents with respect to the Assigned Commitment. As full consideration for the sale of the Assigned Loans, the Assignee shall pay to the Assignor on the date hereof an amount equal to the principal amount of the Assigned Loans or such other amount as shall be agreed upon by the Assignor and the Assignee (the “Purchase Price”), and the [Assignor/Assignee] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement.

2. Representations and Warranties

(a) Each of the Assignor and the Assignee represents and warrants to the other that (i) it has full power and legal right to execute and deliver this Assignment and Acceptance Agreement and to perform the provisions of this Assignment and Acceptance Agreement; (ii) the execution, delivery and performance of this Assignment and Acceptance Agreement have been authorized by all action, corporate or otherwise, and do not violate any provisions of its organizational documents or any contractual obligations or requirement of law binding on it; and (iii) this Assignment and Acceptance Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. The Assignor further represents that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.

(b) The Assignee represents and warrants to the Assignor (i) it is an “accredited investor” within the meaning of Regulation D of the Securities and Exchange Commission, as amended, and (ii) it has, independently and without reliance upon the Assignor, and based on such documents and information as it has deemed appropriate, made its own evaluation of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Assignment and Acceptance Agreement.

3. Effect of Assignment.

(a) Upon the effective date hereof, (i) the Administrative Agent shall record the assignment contemplated hereby, (ii) the Assignee, unless already a Lender, shall become a Lender, with all the rights and obligations as a Lender under the Credit Agreement, and (iii) the Assignor, to the extent of the assignment provided for herein, shall be released from its obligations under the Loan Documents, with respect to the Assigned Loans and Assigned Commitments.

(b) The Assignee hereby appoints and authorizes the Administrative Agent to take such action, on and after the date hereof, as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

(c) From and after the effective date hereof, the Credit Parties and the Loan Parties shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments directly between themselves with respect to amounts under the Loan Documents which accrued prior to the date hereof and which were paid thereafter.

4. Method of Payment

All payments to be made either to the Assignor or the Assignee by the other hereunder shall be made by wire transfer in immediately available funds to the account designated by the Assignor or the Assignee, as the case may be.

5. Notices

All notices, requests and demands to or upon the Assignee in connection with this Assignment and Acceptance Agreement and the Loan Documents are to be sent or delivered to the place set forth adjacent to its name on the signature page(s) hereof.

6. Miscellaneous

(a) For purposes of this Assignment and Acceptance Agreement, all calculations and determinations with respect to the Assigned Loans, the Assigned Commitment and all other similar calculations and determinations, shall be made and shall be deemed to be made as of the commencement of business on the date of such calculation or determination, as the case may be.

(b) Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

(c) This Assignment and Acceptance Agreement embodies the entire agreement and understanding between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings between the Assignor and the Assignee with respect to the subject matter hereof.

(d) This Assignment and Acceptance Agreement may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement. It shall not be necessary in making proof of this Assignment and Acceptance Agreement to produce or account for more than one counterpart signed by the party to be charged.

(e) Every provision of this Assignment and Acceptance Agreement is intended to be severable, and if any term or provision hereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

(f) This Assignment and Acceptance Agreement shall be binding upon and inure to the benefit of the Assignor and the Assignee and their respective successors and permitted assigns, except that neither party may assign or transfer any of its rights or obligations hereunder (i) without the prior written consent of the other party, and (ii) in contravention of the Credit Agreement.

(g) This Assignment and Acceptance Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

(h) This Assignment and Acceptance Agreement shall become effective on the date it has been executed by the Assignor, the Assignee, the Administrative Agent, if a Revolving Commitment is being assigned, the Issuing Bank and, unless an Event of Default has occurred and is continuing, the Borrower.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

Address for notices:		[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:
Attention:

Telephone:	( ) -
Facsimile:	( ) -

[Consented to and]1 Accepted this     day:

of                     ,

THE BANK OF NEW YORK, as Administrative Agent and Issuing Bank

By:
Name:
Title:

[1]	Delete if consent is not required by Section 10.04(b) of the Credit Agreement.

[Assignment and Acceptance Agreement]

[Consented to this     day:

of                     ,         ]2

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:
Name:
Title:

By:
Name:
Title:

[2]	Delete if consent is not required by Section 10.04(b) of the Credit Agreement.

[Assignment and Acceptance Agreement]

SCHEDULE 1

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT,

dated as of                  , 200  ,

between [NAME OF ASSIGNOR], as Assignor

and

[NAME OF ASSIGNEE], as Assignee,

relating to the

Credit Agreement, dated as of March     , 2006,

by and among

Hawaiian Electric Industries, Inc.,

the Lenders party thereto

and

The Bank of New York, as Administrative Agent and Issuing Bank

Item 1.	Amount of Assignor’s Aggregate Commitment*:

	(a) Revolving Commitment (b) Letter of Credit Commitment	$ $

Item 2.	Outstanding principal balance/amount of the Assignor’s Loans*:

	(a) Revolving Loans consisting of: ABR Borrowing Eurodollar Borrowing	$ $

Item 3.	Amount of Revolving Commitment and/or Letter of Credit Commitment being assigned:

(a)	Revolving Commitment	$
(b)	Letter of Credit Commitment	$

Item 4.	Outstanding principal balance/amount of the Revolving Loans being assigned:

(a)	Revolving Loans consisting of:

	ABR Borrowing	$
	Eurodollar Borrowing	$

*	Without giving effect to the assignment contemplated hereby or to other assignments which have not yet become effective.

EXHIBIT B

FORM OF OPINION LETTER

[GOODSILL ANDERSON QUINN & STIFEL LLP LETTERHEAD]

April     , 2006

The Bank of New York, as Administrative Agent,

and the Lenders referred to in the

Credit Agreement (as defined below)

One Wall Street

New York, New York 10286

Re:	Hawaiian Electric Industries, Inc.

Ladies and Gentlemen:

We have acted as counsel to Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Borrower”), and have represented Borrower in connection with the Credit Agreement dated as of March 31, 2006 (the “Credit Agreement”) among the Borrower, the lenders party thereto, Bank of Hawaii and First Hawaiian Bank, as Co-Syndication Agents, Wells Fargo Bank, N.A., U. S. Bank National Association and Union Bank of California, N.A., as Co-Documentation Agents, and The Bank of New York, as Administrative Agent and Issuing Bank (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Credit Agreement. This opinion is rendered to you pursuant to Section 5.01(c) of the Credit Agreement.

In connection with this opinion, we have examined originals or copies of the following documents:

(i) the Credit Agreement;

(ii) the Notes;

(iii) the Restated Articles of Incorporation, as amended (the “Borrower’s Charter”) of the Borrower, as filed with the Director of Commerce and Consumer Affairs for the State of Hawaii;

(iv) the Amended and Restated By-Laws of the Borrower (the “Borrower’s By-Laws”; and, together with the Borrower’s Charter, the “Governing Documents”); and

(v) the Certificate of the Secretary of the Borrower, as of the date hereof (the “Secretary’s Certificate”), as to certain actions taken by the Board of Directors of the Borrower on March 7, 2006 and March 27, 2006, as to the titles, incumbency, and specimen signatures of certain officers of the Borrower and attaching a Certificate of Good Standing issued by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii.

The documents specified in subparagraphs (i) and (ii) above are referred to herein, collectively, as the “Loan Documents.” In rendering this opinion, we have obtained such certificates and other information from public and government officials and from officers and employees of the Borrower, and have also examined such documents and corporate and other records as we have considered necessary or appropriate for the purposes of this opinion.

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein and as limited thereby, and after examination of such matters of law as we have deemed relevant, we are of the opinion that:

1. The Borrower has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Hawaii. To our knowledge, the Borrower does not itself conduct any business or own or lease any property in any jurisdiction outside the State of Hawaii that would require it to qualify to do business as a foreign corporation and where the failure to be so qualified would reasonably be expected to result in a material adverse effect on the consolidated financial position of the Borrower.

2. The Borrower has the corporate power and authority to carry on its business as now conducted.

3. The execution and delivery by the Borrower of the Loan Documents, and the performance by the Borrower of its obligations under the Loan Documents, are within the Borrower’s corporate powers and have been duly authorized by all requisite corporate action on the part of the Borrower. The Borrower has duly executed and delivered each of the Loan Documents.

4. Each of the Loan Documents constitutes a valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights, by general equitable principles (regardless of whether considered in a proceeding in equity or at law), and by an implied covenant of reasonableness, good faith and fair dealing.

5. To our knowledge, the execution and delivery by the Borrower of each of the Loan Documents and the consummation of the transactions contemplated thereby and compliance by the Borrower with the provisions thereof (i) will not conflict with or result in a breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of the Borrower’s Governing Documents or any other material agreement binding upon the Borrower of which we have knowledge, except for such conflict, breach or default as to which requisite waivers or consents have been obtained, (ii) will not violate any law, statute, rule or regulation known to us, or any judgment, order, writ, injunction or decree of any court or other tribunal, applicable to the Borrower or any of its properties or assets, and

(iii) will not result in the creation or imposition of any Lien on any asset of the Borrower (except as provided in Section 7.01 of the Credit Agreement). No consent or approval by, or any notification of or filing with, any court, public body or authority is required to be obtained or effected by the Borrower in connection with the execution, delivery and performance by the Borrower of its obligations under each of the Loan Documents or the consummation by the Borrower of the transactions contemplated thereby.

6. To our knowledge, there is no action, suit or proceeding pending against, the Borrower or any of its assets before any court or arbitrator or any governmental body, agency or official, which, in the event of an adverse decision, which could reasonably be expected to have a material adverse effect on the consolidated financial position of the Borrower, except for any actions, suits or proceedings referred to in the Current SEC Reports, or which in any manner draws into question the validity of the Loan Documents.

7. The Borrower is not an “investment company” nor is it controlled by an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

The foregoing opinions are subject to the following qualifications:

(a) We are members of the Bar of the State of Hawaii and we do not hold ourselves out as experts on the laws of any jurisdiction other than the State of Hawaii and the federal laws of the United States. This opinion is limited in all respects to matters governed by the laws of the State of Hawaii and the federal laws of the United States of America. We express no opinion concerning compliance with the laws or regulations of any other jurisdiction or jurisdictions, or as to the validity, meaning or effect of any act or document under the laws of any other jurisdiction or jurisdictions. Our opinion with regard to the validity, binding nature and enforceability of each of the Loan Documents is based upon the assumptions that the laws of the State of New York govern the Loan Documents and that the laws of the State of Hawaii are the same in all relevant respects as the laws of the State of New York, and we give no opinion with respect to the enforceability of the Loan Documents to the extent that the laws of the State of New York differ from the laws of the State of Hawaii.

(b) We have relied as to matters of fact upon representations and warranties of the Borrower in the Loan Documents and upon certificates and representations of officers and employees of the Borrower and upon certificates of public and government officials as to matters set forth therein. Our opinion in paragraph 1 as to the good standing of the Borrower is based solely on the Certificate of Good Standing of the Borrower attached to the Secretary’s Certificate.

(c) We have assumed the genuineness of all signatures (other than the signatures of the officers of the Borrower), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies (and the authenticity of the originals of such documents), the accuracy and completeness of all corporate records (which includes stock ownership records) made available to us by Borrower and the capacity of each party executing a document (other than Borrower) to so execute such document.

(d) Our opinion is subject to the qualification that enforcement of any waiver and release or limitation of liability provisions in any of the Loan Documents may be limited to the extent such provisions are contrary to public policy or principles of equity under Hawaii jurisprudence, but such policy and equitable limitations do not, in our opinion, render the Loan Documents invalid as a whole or preclude the judicial enforcement of the obligation of the Borrower to repay the principal, together with interest thereon (to the extent not deemed a penalty) as provided in the Loan Documents.

(e) The remedies of specific performance, injunction and other forms of equitable relief may not be available as to the provisions contained in any of the Loan Documents to the extent they are subject to equitable defenses and the discretion of the court before which the proceedings therefor may be brought.

(f) We express no opinion as to the validity, binding effect or enforceability of any provision of any of the Loan Documents (i) which requires further agreement by the parties or expressly or impliedly permits any party to take discretionary action which is arbitrary, unreasonable or capricious, or would violate any implied covenant of good faith or would be commercially unreasonable, whether or not such action is permitted according to the specific terms of any of the Loan Documents, or (ii) regarding remedies available to any party for violations or breaches which are determined by a court to be nonmaterial or without substantial adverse effect upon the ability of the obligor to perform its material obligations thereunder.

(g) Our opinion is subject to the qualification that any requirement in any of the Loan Documents specifying that provisions thereof may only be waived in writing may not be binding or enforceable to the extent that a non-executory oral agreement has been created modifying any provision in the Loan Documents or an implied agreement by trade practice or course of conduct has been created allowing a waiver.

(h) We express no opinion as to the validity, binding effect or enforceability of provisions specifying certain remedies or that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, and/or that the election of a particular remedy does not preclude recourse to one or more others.

(i) Our opinion is subject to (i) limitations on the legality, validity, binding effect or enforceability of provisions which a court may find unconscionable, and (ii) limitations on the legality, validity, binding effect or enforceability of agreements to indemnify, defend or hold harmless when the event giving rise to the obligations thereunder are caused, in whole or in part, by the actions, omissions, or negligence of the indemnitee thereunder or when the enforcement of any such agreements is against public policy.

(j) Whenever an opinion expressed herein is qualified by the phrase “to our knowledge,” “known to us,” or “nothing has come to our attention” or other phrase of similar import, such phrase is intended to mean the actual knowledge of information by the lawyers in our firm who have been principally involved in drafting the Loan Documents, but does not include other information that might be revealed if there were to be undertaken a canvass of all lawyers in our firm, a general search of all files or any other type of independent investigation. With respect to the opinions expressed in paragraph 6 of this letter, our opinion is limited to litigation and proceedings pending against Borrower with respect to which our firm has been consulted and has devoted substantive attention.

This opinion is based on the laws and regulations as in effect on the date hereof and facts as we understand them as of the date hereof. We are not assuming any obligation, and do not undertake, to revise, update or supplement this opinion after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement, modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

This opinion is rendered in connection with the transactions contemplated by the Credit Agreement solely for your benefit and is not to be relied upon, quoted, circulated, used or otherwise referred to for any other purpose, nor may it be relied upon by any other person, without our prior written consent, except that you may furnish this opinion to any regulatory authority or as otherwise required by law.

Very truly yours,

EXHIBIT C

FORM OF NOTE

$	New York, New York

March     , 2006

For value received, the undersigned, HAWAIIAN ELECTRIC INDUSTRIES, INC., a Hawaii corporation (the “Borrower”), hereby promises to pay to the order of                      (the “Lender”), at the office of the Administrative Agent (hereinafter defined) located at One Wall Street, New York, New York 10286 or at such other place as the Administrative Agent may designate in writing from time to time, the principal sum of                      DOLLARS ($                    ) or, if less, the outstanding principal balance of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement (hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in the Credit Agreement. The Borrower also promises to pay interest on the unpaid principal balance hereof for the period such balance is outstanding, and all other amounts due under this Note, at said office of the Administrative Agent, in like money, at the rates of interest as provided in the Credit Agreement, on the date(s) and in the manner provided in the Credit Agreement.

The date and amount of each type of Revolving Loan made by the Lender to the Borrower, under the Credit Agreement, and each payment of principal thereof, shall be recorded by the Lender on its books and endorsed by the Lender on Schedule I attached hereto or any continuation thereof; and in the absence of manifest error, such schedule shall constitute prima facie evidence thereof. No failure on the part of the Lender to make, or mistake by the Lender in making, any notation as provided in this paragraph shall in any way affect any Revolving Loan or the rights or obligations of the Lender or the Borrower with respect thereto.

This Note evidences the Revolving Loan(s) made by the Lender and referred to in the Credit Agreement dated as of the date of this Note (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders from time to time party thereto and The Bank of New York, as Issuing Bank and Administrative Agent (the “Administrative Agent”) and is subject to and shall be construed in accordance with the provisions of the Credit Agreement and is entitled to the benefits and security set forth in the Loan Documents. All capitalized terms not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower shall be entitled to borrow, repay, prepay in whole or in part and reborrow the Revolving Loan(s) hereunder pursuant to the terms and conditions of the Credit Agreement.

The Borrower promises to pay, on demand, interest at the default rate pursuant to Section 3.01(c) of the Credit Agreement, from the expiration of any applicable grace period, on any overdue principal and, to the extent permitted by applicable law, overdue interest. The Credit Agreement also provides for the acceleration of the maturity of principal upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified in the Credit Agreement.

The Borrower waives diligence, presentment, demand, notice of dishonor, protest and any other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except to the extent that notice is specifically required under the Credit Agreement. The nonexercise by the holder of this Note of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

THE BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, UNDER OR IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY CREDIT PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH CREDIT PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

[signature page follows]

IN WITNESS WHEREOF, the Borrower has duly executed this Note the day and year first above written.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to          Note]

SCHEDULE I TO NOTE

DATE	AMOUNT OF REVOLVING LOAN	TYPE OF REVOLVING LOAN (EURODOLLAR OR ALTERNATE BASE RATE)	INTEREST RATE	INTEREST PERIOD	AMOUNT PAID	NOTATION MADE BY

EXHIBIT D

FORM OF BORROWING REQUEST

                    , 200

VIA HAND DELIVERY OR FACSIMILE

The Bank of New York, as Administrative Agent

One Wall Street, 18-N

New York, New York 10286

Attention: Felix Liwag

Copy to:

The Bank of New York, as Administrative Agent

One Wall Street

New York, New York 10286

Attention: Jesus Williams

Vice President, Energy Divisions

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated March __, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Borrower”), the Lenders from time to time party thereto and The Bank of New York, as issuing bank and administrative agent (the “Administrative Agent”). Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

(i) Pursuant to Section 2.03 of the Credit Agreement, the Borrower hereby gives notice of its intention to borrow Revolving Loans in an aggregate principal amount of $             on             , 200   (a business day), which borrowing shall consist of the following Borrowings:

Type of Borrowing (Eurodollar or ABR Borrowing)	Amount		Initial Interest Period for Eurodollar Borrowing
	$	___________	☐	2-weeks /__ months

(ii) The location and account to which funds are to be disbursed is the following:

Hawaiian Electric Industries, Inc.

Account #

_____________________

_____________________

_____________________

(iii) The Borrower hereby certifies that on the date hereof and on the Borrowing Date set forth above, and immediately after giving effect to the Borrowings requested hereby, no Default has or shall have occurred and be continuing.

(iv) The Borrower hereby certifies as follows, that on the date hereof and on the Borrowing Date set forth above: (A) the representations and warranties contained in the Credit Agreement (other than the representations and warranties in Sections 4.04(b) and 4.06 of the Credit Agreement) shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case the accuracy of such representations and warranties shall be determined as of such earlier date) and (B) no Material Subsidiary Indebtedness Event has or shall have occurred and be continuing.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has duly executed this Borrowing Request as of the date and year first written above.

Very truly yours,

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

            , 200

VIA HAND DELIVERY OR FACSIMILE

The Bank of New York, as Administrative Agent

One Wall Street, 18-N

New York, New York 10286

Attention: Felix Liwag

Copy to:

The Bank of New York, as Administrative Agent

One Wall Street

New York, New York 10286

Attention: Jesus Williams

Vice President, Energy Divisions

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated March __, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Borrower”), the Lenders from time to time party thereto and The Bank of New York, as issuing bank and administrative agent (the “Administrative Agent”). Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

1. Pursuant to Sections 2.09 of the Credit Agreement, the Borrower hereby requests that the Issuing Bank issue the Letter of Credit on             , 200_ (the “Issuance Date”), in accordance with the information annexed hereto (attached additional sheets if necessary).

2. The Borrower hereby certifies that on the date hereof and on the Issuance Date set forth above, and immediately after giving effect to the issuance of the Letter(s) of Credit requested hereby no Default has or shall have occurred and be continuing.

3. The Borrower hereby certifies as follows, that on the date hereof and on the Issuance Date set forth above: (A) the representations and warranties contained in the Credit Agreement (other than the representations and warranties in Sections 4.04(b) and 4.06 of the Credit Agreement) shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case the accuracy of such representations and warranties shall be determined as of such earlier date) and (B) no Material Subsidiary Indebtedness Event has or shall have occurred and be continuing.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has duly executed this Letter of Credit Request as of the date and year first written above.

Very truly yours,

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:
Name:
Title:

By:
Name:
Title:

LETTER OF CREDIT INFORMATION

1.	Name of Beneficiary:

2.	Address of Beneficiary to which Letter of Credit will be sent:

____________________________________________________________

3.	Obligations in respect of which the Letter of Credit is to be issued:

____________________________________________________________

4.	Conditions under which a drawing may be made (specify any documentation required to be delivered with any drawing request): ___________________________________________________________________________________________________

____________________________________________________________.

5.	Maximum amount to be available under such Letter of Credit: $ .

6.	Requested date of issuance: , 200 .

7.	Requested date of expiration: , 200 .

EXHIBIT F

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated and effective as of             , 200  , to the Credit Agreement, dated and effective as of March     , 2006, by and among Hawaiian Electric Industries, Inc. (the “Borrower”), the Lenders party thereto and The Bank of New York, as Administrative Agent and Issuing Bank (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined.

[1. Pursuant to Section 2.05(d) of the Credit Agreement, the Borrower hereby proposes to increase (the “Revolving Increase”) the Aggregate Revolving Commitment from $            to $            .

2. Each of the following Lenders has been invited by the Borrower, and is ready, willing and able to increase its Revolving Commitment as follows:

Name of Lender	Commitment Amount (after giving effect to the Revolving Increase)
$

3. Each of the following proposed institutions (each, a “Proposed Institution, and collectively, “Proposed Institutions”) has been invited by the Borrower, and is ready, willing and able to become a “Lender” and assume a Revolving Commitment under the Credit Agreement as follows:

Name of Proposed Institution	Commitment Amount
$

4. The proposed effective date for the Revolving Increase is             , 200  .]

5. The Borrower hereby represents and warrants to the Administrative Agent, each undersigned Lender and each such Proposed Institution that immediately before and after giving effect to the Increase no Default shall or would exist and immediately after giving effect thereto, the sum of all Revolving Increases made pursuant to Section 2.05(d) shall not exceed $50,000,000 in the aggregate.

6. Pursuant to Section 2.05(d) of the Credit Agreement, by execution and delivery of this Supplement, together with the satisfaction of all of the other requirements set forth in Section 2.05, each undersigned Lender and Proposed Institution shall have, on and as of the effective date of the Revolving Increase, a Revolving Commitment equal to the amount set forth above next to its name and in the event it is a Proposed Institution, shall be, and shall be deemed to be, a “Lender” under, and as such term is defined in, the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Increase Supplement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:
Name:
Title:

By:
Name:
Title:

___________________________________________,
as Lender

By:
Name:
Title:

[Proposed Institution]

By:
Name:
Title:

Agreed and Consented to:

THE BANK OF NEW YORK,
as Administrative Agent and Issuing Bank

By:
Name:
Title:

EXHIBIT G

FORM OF INTEREST ELECTION REQUEST

                    , 200

VIA HAND DELIVERY OR FACSIMILE

The Bank of New York, as Administrative Agent

One Wall Street, 18-N

New York, New York 10286

Attention: Felix Liwag

Copy to:

The Bank of New York, as Administrative Agent

One Wall Street

New York, New York 10286

Attention: Jesus Williams

Vice President, Energy Divisions

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated March __, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Borrower”), the Lenders from time to time party thereto and The Bank of New York, as Issuing Bank and Administrative Agent (the “Administrative Agent”). Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

Pursuant to Section 3.02 of the Credit Agreement, the Borrower hereby gives notice of its request to convert and/or continue Borrowings as set forth below:

(a) [effective on             , 200  , to continue $             in principal amount of presently outstanding Eurodollar Borrowings having an Interest Period that expires on                  , 200   to new Eurodollar Borrowings that have an Interest Period of 2 weeks/             months;]

(b) [effective on                  , 200  , to convert $             in principal amount of presently outstanding Eurodollar Borrowings having an Interest Period that expires on                  , 200  , to new ABR Borrowings;]

(c) [effective on                  , 200  , to convert $             in principal amount of presently outstanding ABR Borrowings to new Eurodollar Borrowings having an Interest Period of 2 weeks/             months.]

[remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the Borrower has duly executed this Interest Election Request as of the date and year first written above.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Notice of Conversion]